Exhibit 99.01

NaturalNano Introduces Next Generation Additive, Pleximer-N™

Production-Ready Product Extends Product Commercialization Opportunities

ROCHESTER, N.Y. – Oct. 25, 2007 – NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) (www.naturalnano.com), a developer of advanced nanomaterials and additive technologies, today announced that Pleximer-N™, a new nylon-based additive product, has completed final manufacturing-scale validation and is available for purchase. Pleximer-N, the first in a suite of Pleximer products, is an innovative nanomaterial that when added to a polymer increases the strength, durability and flexibility of nylon and other polymer-based products.

Pleximer-N, the newest entrant in the $40 billion polymer composite industry, has been developed for a wide range of nylon and polymer-based products in a variety of markets. A turn-key additive, Pleximer-N is the first step in NaturalNano’s strategic plan to enter all levels of an industry’s supply chain by creating stronger, lighter and less expensive materials. With applications in a diverse range of both consumer and industrial markets, Pleximer-N has commercial potential for such things as increasing the durability of a football helmet, enhancing the aesthetics of fabrics or creating more flexible body panels in cars to reduce vehicle damage and provide increased levels of driver safety.

“The wide range of uses for Pleximer-N makes it a truly groundbreaking technology, one whose numerous applications we are just beginning to capitalize,” said Cathy Fleischer, Ph.D., President and Chief Technical Officer of NaturalNano. “By incorporating halloysite in polymer-based products, we not only have the ability to increase a product’s durability, strength and flexibility, but we also believe this material could be used in applications for surface treatments that require the highest level of surface quality, the A-1 industry standard, equal to the smooth finish on a car. This eliminates the need for additional coating and therefore would provide cost savings for the manufacturers.”

Pleximer-N has passed rigorous, full-scale manufacturing testing by outside third-parties for several industry applications. NaturalNano said it has manufactured a baseline inventory of Pleximer-N and has secured both internal and external production resources to meet expected demand for the additive.

NaturalNano noted that through their innovative manufacturing processes and patented technologies, Pelximer-N can be tailored to customers’ specific need. By developing Pleximer-N with customized levels of HNT, manufacturers will have the freedom to explore the potential applications of Pleximer-N across numerous products.

Fleischer concluded: “By offering Pleximer-N to the marketplace, we have the ability to explore new applications with potential customers to produce industrial and consumer products with improved quality and strength at lower production costs.”

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Exhibit 99.01

NaturalNano – page 2 of 2

About NaturalNano, Inc.

NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) is a materials science company focused on developing and commercializing advanced nanocomposites. Based in Rochester, NY, the Company is focused on additive technologies and processes, including its proprietary Pleximer™ polymer additive, that add value to industrial polymers, plastics and composites, as well as consumer and industrial products. NaturalNano holds and licenses over 25 patents and applications, as well as proprietary know-how for extraction and separation processes, compositions, and derivatives of Halloysite and other nanotubes. For more information, visit http://www.naturalnano.com

Cautionary Statement Regarding Forward-Looking Statements: This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and we do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required by law.

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Contact:

Jeff Lambert, Patrick Kane

Lambert, Edwards & Associates

616.233.0500 / pkane@lambert-edwards.com